Exhibit 99.1

STORE Capital Announces September Rent Collections of 88%

Properties Open for Business Rise to 98%

SCOTTSDALE, Ariz., September 22, 2020 -- STORE Capital Corporation (NYSE: STOR), an internally managed net-lease real estate investment trust (REIT) that invests in Single Tenant Operational Real Estate, today announced September rent collections.

As of September 21, STORE Capital had received rent payments representing 88% of contractual base rent and interest for the month of September. The increase in collections was primarily driven by higher rent collected from tenants in the health club industry. Based on recent payments, the Company has now received 87% of both July and August base rent and interest, resulting in aggregate third quarter 2020 cash rent collections of 87%, compared to 73% reported for the second quarter. In addition, according to an updated survey of STORE Capital tenants, the percentage of properties open in September also increased to 98% from 93% in August.

“We are encouraged by the uptrends in both business reopenings and collections. Nearly all of our locations are open for business, with the remaining 2% of tenants centered in the most impacted industries, such as movie theaters and family entertainment centers,” said Christopher Volk, Chief Executive Officer of STORE Capital. “No new tenants requested lease deferrals in September, and we and our tenants are very optimistic as the nation continues to reopen for business.”

About STORE Capital

STORE Capital Corporation is an internally managed net-lease real estate investment trust, or REIT, that is the leader in the acquisition, investment and management of Single Tenant Operational Real Estate, which is its target market and the inspiration for its name. STORE Capital is one of the largest and fastest growing net-lease REITs and owns a large, well-diversified portfolio that consists of investments in more than 2,500 property locations across the United States, substantially all of which are profit centers. Additional information about STORE Capital can be found on its website at www.storecapital.com.

Contacts:

Financial Profiles, Inc.

STORECapital@finprofiles.com

Investors or Media:

Moira Conlon, 310-622-8220

Lisa Mueller, 310-622-8231

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